EXHIBIT 4.3

CME GROUP INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Second Supplemental Indenture

Dated as of August 12, 2008

to Senior Debt Indenture

Dated as of August 12, 2008

Establishing a series of Securities designated

Floating Rate Notes due 2010

SECOND SUPPLEMENTAL INDENTURE, dated as of August 12, 2008 (herein called the “Second Supplemental Indenture”), between CME Group Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and U.S. Bank National Association, a nationally chartered banking association, as Trustee under the Base Indenture referred to below (herein called the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of August 12, 2008 (herein called the “Base Indenture” and, together with this Second Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (herein called the “Securities”), the form and terms of which are to be established as set forth in Sections 201 and 301 of the Base Indenture;

WHEREAS, Section 901 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture to, among other things, establish the form and terms of the Securities of any series as permitted in Sections 201 and 301 of the Base Indenture;

WHEREAS, the Company desires to create a series of the Securities in an aggregate principal amount of $300,000,000 to be designated the “Floating Rate Notes due 2010” (herein called the “Notes”) and all action on the part of the Company necessary to authorize the issuance of the Notes under the Base Indenture and this Second Supplemental Indenture has been duly taken;

WHEREAS, the Company desires to issue the Notes in accordance with Section 2.3 of this Second Supplemental Indenture and treat the Notes as a single series of Securities for all purposes, as amended or supplemented from time to time in accordance with the terms of this Second Supplemental Indenture and the Base Indenture; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Base Indenture and this Second Supplemental Indenture, the valid and binding obligations of the Company and to constitute a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

Except to the extent such terms are otherwise defined in this Second Supplemental Indenture or the context clearly requires otherwise, all terms used in this Second Supplemental Indenture which are defined in the Base Indenture or the form of Note attached hereto as Exhibit A, have the meanings assigned to them therein.

In addition, as used in this Second Supplemental Indenture, the following terms have the following meanings:

“Applicable Procedures” has the meaning specified in Section 2.6 hereof.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then Outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning provided in the recitals hereof.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any calendar day that is not a Saturday, Sunday or a day on which banking institutions in New York City are authorized or obligated by law or regulation to close.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; provided, however, that a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this proviso) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” has the meaning specified in Section 2.8 hereof.

“Change of Control Payment” has the meaning specified in Section 2.8 hereof.

“Change of Control Payment Date” has the meaning specified in Section 2.8 hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control.

“Clearinghouse Facility” means that certain Credit Agreement dated as of October 12, 2007 among Chicago Mercantile Exchange Inc., each of the banks from time to time party thereto, the Bank of Montreal as administrative agent, JP Morgan Chase Bank, N.A., as collateral agent and BMO Capital Markets Corp. as lead arranger, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

“Company” means the person named as such in the preamble hereof and, subject to the provisions of Article VIII of the Base Indenture as supplemented by the Second Supplemental Indenture, any successor to that person.

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Significant Subsidiaries after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of the Company’s fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of the Company’s Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election, elected or appointed to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement issued by the Company in which such member was named as a nominee for election as a director).

“Definitive Securities” means certificated Securities registered in the name of the Holder thereof and issued in accordance with Section 2.2(b) hereof, substantially in the form of Exhibit A hereto, except that such Security shall not bear the Global Security Legend.

“Depositary” means DTC, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its securities payment and transfer operations.

“DTC” means The Depository Trust Company, a New York corporation, having a principal office at 55 Water Street, New York, New York 10041-0099.

“Global Security Legend” means the legend set forth in Section 202 of the Base Indenture.

“Group” has the meaning given to such term in the definition of “Change of Control” herein.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Indenture” has the meaning provided in the recitals hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means August 12, 2008, the date on which the Notes are originally issued under this Second Supplemental Indenture.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Moody’s” means Moody’s Investors Service, Inc.

“Notes” has the meaning given to such term in the recitals hereof.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Liens” means (a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings); (c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business; (e) judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture; (f) Liens securing Indebtedness incurred under the Clearinghouse Facility from time to time; (g) Liens arising in connection with the operations of the Company or any Significant Subsidiary relating to clearing or settlement activities; (h) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after August 7, 2008, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary; (i) any Lien existing on August 7, 2008; (j) Liens upon fixed, capital, real and/or tangible personal property acquired after August 7, 2008 (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by the Company or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon; (k) Liens in favor of the Company or any Subsidiary; (l) Liens arising from the sale of accounts receivable for which fair equivalent value is received; (m) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j), (k) and (l); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement; (n) Liens securing obligations of the Company or any Subsidiary of the Company in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve as a clearinghouse in respect thereof; (o) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole; (p) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee and/or agent administering or effecting transactions pursuant to a share repurchase program; (q) Liens on (1) the land, improvements, fixtures and three buildings located at 141 West Jackson Boulevard in Chicago, consisting of a total of approximately 1,500,000 square feet, and (2) the land, improvements, buildings and fixtures located at One North End Ave, New York, New York 10282; and (r) Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by Article VIII of the Base Indenture).

“Person” means any individual, firm, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by the Company or any of its Significant Subsidiaries unless the Company’s Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by the Company and its Significant Subsidiaries taken as a whole; provided that, with respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Proposed Credit Facilities” means (1) the proposed 364-day, up to $3.2 billion bridge loan facility represented by a commitment letter, dated July 21, 2008, between the Company and Bank of America, N.A., Banc of America Securities LLC, UBS Loan Finance LLC and UBS Securities LLC and (2) the proposed up to $1.5 billion in senior credit facilities represented by a commitment letter, dated July 21, 2008, between the Company and Bank of America, N.A., Banc of America Securities LLC, UBS Loan Finance LLC and UBS Securities LLC, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by an executive officer of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Regular Record Date” for the interest payable on any Interest Payment Date means the fifteenth day, whether or not a Business Day, immediately preceding the applicable Interest Payment Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Company or any of its Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Significant Subsidiary to such person.

“Second Supplemental Indenture” has the meaning provided in the preamble hereof.

“Securities” has the meaning given to such term in the recitals hereof.

“Significant Subsidiary,” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which the Company and/or one or more of its Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

“Trustee” means the person named as such in the preamble hereof and, subject to the provisions of Article VI of the Base Indenture, any successor to that person.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

ARTICLE TWO

THE NOTES

Section 2.1. Issue of Notes. A series of Securities which shall be designated the “Floating Rate Notes due 2010” shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of, the Base Indenture and this Second Supplemental Indenture (including the form of Notes set forth hereto as Exhibit A). The aggregate principal amount of Notes which may be authenticated and delivered under this Second Supplemental Indenture shall not, except as permitted by the provisions of the Base Indenture, initially exceed $300,000,000; provided that the Company may from time to time or at any time, without the consent of the Holders of the Notes, issue additional Notes, which additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

Section 2.2. Form of Notes; Incorporation of Terms. (a) The Notes shall be issued initially in the form of one or more Global Securities and, together with the Trustee’s certificate of authentication thereon, shall be in substantially the form set forth in Exhibit A attached hereto. The Notes may have such notations, legends or endorsements approved as to form by the Company and required, as applicable, by law, stock exchange or depository rules and agreements to which the Company is subject and/or usage. The terms of the Notes set forth in Exhibit A are herein incorporated by reference and are part of the terms of this Second Supplemental Indenture. The Notes shall be issuable in definitive, fully registered form without coupons only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

(b) Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Security Legend thereon). Notes issued in definitive certificated form in accordance with the terms of the Base Indenture and this Second Supplemental Indenture, if any, shall be substantially in the form of Exhibit A attached hereto (but without the Global Security Legend thereon). Each Global Security shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof.

Section 2.3. Execution and Authentication. The Trustee, upon a Company Order and pursuant to the terms of the Base Indenture and this Second Supplemental Indenture, shall authenticate and deliver the Notes for original issue in an initial aggregate principal amount of $300,000,000. Such Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. All of the Notes issued under this Second Supplemental Indenture shall be treated as a single series for all purposes under the Base Indenture and this Second Supplemental Indenture, including, without limitation, waivers, amendments and offers to purchase.

Section 2.4. Global Securities. The Depositary for the Global Securities issued under this Second Supplemental Indenture shall be DTC in the City of New York. The provisions of clauses (1), (2), (3) and (4) below shall apply only to Global Securities:

(1) Each Global Security authenticated under this Second Supplemental Indenture shall be registered in the name of the Depositary designated for such Global Security or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of the Indenture.

(2) Notwithstanding any other provision in the Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable or no longer permitted under applicable law to continue as Depositary for such Global Security and the Company has not appointed a successor Depositary within 90 days of receipt of such notice, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Security or (C) the Company so directs the Trustee by Company Order.

(3) Subject to clause (2) above, any exchange of a Global Security for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct.

(4) Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

Section 2.5. Place of Payment. The Place of Payment in respect of the Notes will be at the office or agency of the Company in The City of New York, State of New York or at the office or agency of the Paying Agent in The City of New York, State of New York.

Section 2.6. Transfer and Exchange.

(a) The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Base Indenture, this Second Supplemental Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). In connection with all transfers and exchanges of beneficial interests, the transferor of such beneficial interest must deliver to the Trustee either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, if Definitive Securities are at such time permitted to be issued pursuant to this Second Supplemental Indenture and the Base Indenture, (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in the Base Indenture, this Second Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Security Registrar shall adjust the principal amount of the relevant Global Securities pursuant to Section 2.7 hereof.

(b) Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.6(b), the Security Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Trustee the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Trustee shall cancel any such Definitive Securities so surrendered, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 303 of the Base Indenture, the Trustee shall authenticate and deliver to the Person designated in the instructions a new Definitive Security in the appropriate principal amount. Any Definitive Security issued pursuant to this Section 2.6(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Securities to the Persons in whose names such Definitive Securities are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 305 of the Base Indenture.

Section 2.7. Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or cancelled in whole and not in part, each such Global Security shall be returned to or retained and cancelled by the Trustee in accordance with Section 309 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such increase.

Section 2.8. Repurchase upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, the Company shall make an offer to each Holder of the Notes to repurchase all or, at such Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s Notes (the “Change of Control Offer”) for payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, the Company shall cause a notice to be mailed to Holders of the Notes, with a copy to the Trustee for the Notes, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Upon 10 Business Days’ advance notice to the Trustee, the Company may request the Trustee to mail the notice to Holders described in this Section 2.8(b) in the name of and at the expense of the Company.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 2.8, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.8 by virtue of such conflict.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e) The Paying Agent shall promptly mail, to each Holder who properly tendered Notes, the purchase price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Second Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. In the event that such third party terminates or defaults on its Change of Control Offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

(g) The Company shall not be required to purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.

ARTICLE THREE

COVENANTS

Section 3.1. Limitations on Liens. The Company shall not (nor shall it permit any of its Significant Subsidiaries to) create or permit to exist any Lien on any Principal Property of the Company or any of its Significant Subsidiaries (or on any Capital Stock of a Significant Subsidiary), whether such Principal Property or Capital Stock is now existing or owned or hereafter acquired, to secure any Indebtedness, unless the Company shall contemporaneously secure the Notes (together with, if the Company so determines, any other Indebtedness of or guaranty by the Company or such Significant Subsidiary then existing or thereafter created which is not subordinated to the Notes) equally and ratably with (or, at the Company’s option, prior to) such secured Indebtedness.

The foregoing restriction, however, shall not require the Company to secure the Notes if the Lien consists of either of the following:

(a) Permitted Liens; or

(b) Liens securing Indebtedness if at the time of determination, after giving pro forma effect to the incurrence, creation, assumption or guaranty of such Indebtedness or the securing of outstanding Indebtedness and to the retirement of Indebtedness which is concurrently being retired, the sum of (without duplication) (i) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Liens (other than Permitted Liens) and (ii) all Attributable Debt in respect of Sale and Lease-Back Transactions not otherwise permitted under the first sentence of Section 3.2 hereof, does not exceed fifteen percent of Consolidated Net Tangible Assets.

Section 3.2. Limitation on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any of its Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction with respect to (i) the land, improvements, fixtures and three buildings located at 141 West Jackson Boulevard in Chicago, consisting of a total of approximately 1,500,000 square feet, or (ii) the land, improvements, buildings and fixtures located at One North End Ave, New York, New York 10282, (y) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (z) any such Sale and Lease-Back Transaction between the Company and one of its Subsidiaries or between its Subsidiaries, unless:

(a) the Company or such Significant Subsidiary, as applicable, could have incurred Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to Section 3.1 hereof; or

(b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Company’s Board of Directors) and the Company applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of:

(i) the prepayment or retirement of the Notes,

(ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of the Company or of one of its Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to the Company or one of its Subsidiaries) that matures more than 12 months after its creation; or

(iii) the purchase, construction, development, expansion or improvement of other comparable property.

Notwithstanding the foregoing, the Company and its Significant Subsidiaries shall be allowed to enter into any Sale and Lease-Back Transaction if, after giving pro forma effect to such Sale and Lease-Back Transaction, the sum of (without duplication) (i) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured by Liens (other than Permitted Liens) and (ii) all Attributable Debt in respect of Sale and Lease-Back Transactions not otherwise permitted under the first sentence of this Section 3.2, does not exceed fifteen percent of Consolidated Net Tangible Assets.

Section 3.3. Limitations on Mergers and Other Transactions. The provisions of Article VIII of the Base Indenture shall be applicable to the Notes (except that the reference in Section 801 of the Base Indenture to Section 1009 of the Base Indenture shall not apply to the Notes).

ARTICLE FOUR

SATISFACTION AND DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

Section 4.1. Satisfaction and Discharge of Indenture. The Base Indenture is hereby amended, with respect to the Notes only, by replacing the text of Section 401 thereof with the following text:

“This Indenture shall upon Company Request cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(1) all Securities theretofore authenticated and delivered (other than Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 and Securities that have become due and payable, whether at Stated Maturity or otherwise, for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation;

(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 607 and the obligations of the Trustee to any Authenticating Agent under Section 614 shall survive such satisfaction and discharge.”

Section 4.2. Defeasance and Covenant Defeasance. Article XIII of the Base Indenture shall have no force or effect in respect of, or application to, the Notes.

ARTICLE FIVE

REMEDIES

Section 5.1. Events of Default. The provisions of Section 501 of the Base Indenture shall be applicable to the Notes; provided, however, that clauses (1), (2), (3), (4), (5), (6) and (7) of Section 501 of the Base Indenture shall, with respect to the Notes only, read as follows:

“(1) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of or premium, if any, on any Note when it becomes due and payable, at its Maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase the Notes tendered pursuant to a Change of Control Offer);

(3) default in the performance, or breach, of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is specifically dealt with elsewhere in the Indenture or which is expressly included in the Indenture solely for the benefit of a particular series of debt instruments other than the Notes), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach (and demanding that such default be remedied) and stating that such notice is a “Notice of Default” under the Indenture;

(4) default on any indebtedness of the Company or any of its Significant Subsidiaries having an aggregate amount of at least $100,000,000 (or if the Company enters into the Proposed Credit Facilities and the corresponding event of default therein contains an amount greater than $100,000,000, such greater amount), constituting a default either (a) of payment of principal when due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise) or (b) which results in acceleration of the indebtedness, and continuance of such default for a period of 30 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default and stating that such notice is a “Notice of Default” under the Indenture;

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries

or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(6) the commencement by the Company or any of its Significant Subsidiaries of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it or any of them to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it or any of them, or the filing by it or any of them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it or any of them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries or of any substantial part of its property, or the making by it or any of them of an assignment for the benefit of creditors, or the admission by it or any of them in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of its Significant Subsidiaries in furtherance of any such action; or

(7) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 above available insurance or indemnity coverage shall be rendered against the Company or any of its Significant Subsidiaries and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, but only if such judgment is an event of default at that time under any of the Company’s Proposed Credit Facilities or any credit facility that the Company enters into to replace a Proposed Credit Facility at its maturity or otherwise.”

Section 5.2. Acceleration of Maturity; Rescission and Annulment. The provisions of Section 502 of the Base Indenture shall be applicable to the Notes; provided, however, that with respect to the Notes only, the amount that shall become due and payable pursuant to any acceleration under Section 502 of the Base Indenture shall include the principal amount of and premium, if any, on the Notes plus accrued and unpaid interest through the date of such acceleration.

ARTICLE SIX

RANKING

Section 6.1. Senior in Right of Payment. The Notes shall be direct senior obligations of the Company and shall rank (a) senior in right of payment to all existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes and (b) pari passu in right of payment with all other unsecured senior indebtedness of the Company. The Notes are not guaranteed.

ARTICLE SEVEN

REPORTS

Section 7.1. Reports by Company. The Base Indenture is hereby amended, with respect to the Notes only, by replacing the text of Section 704 thereof with the following text:

“The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the Commission. For purposes of this provision, any such information, document or report that the Company has filed with the Commission and that is publicly accessible on the Commission’s EDGAR system (or any successor thereto) shall be deemed to be filed with the Trustee.”

ARTICLE EIGHT

AMENDMENTS

Section 8.1. Amendments. Supplemental indentures modifying the Indenture and the terms of the Notes may be entered into as set forth in Article IX of the Base Indenture, provided that the Base Indenture is hereby amended, with respect to the Notes only, by replacing the text of Section 902(1)-(4) thereof with the following text:

“(1) Reduce the percentage in principal amount of affected Notes the consent of whose Holders is required for an amendment of the Indenture or for waiver of compliance with some provisions of the Indenture or for waiver of some defaults under the Indenture;

(2) Reduce the rate of interest on any Note, change the time for payment of interest or change the manner in which the rate of interest is determined;

(3) Reduce the principal amount of, or premium, if any, due on the Notes or change the Stated Maturity thereof;

(4) Change the Place of Payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable;

(5) Change the provisions relating to waiver of defaults under the Indenture;

(6) Modify the provisions of the Indenture relating to the ranking of the Notes in a manner adverse to Holders;

(7) Modify the redemption provisions of the Notes in a manner adverse to Holders;

(8) Impair the right of Holders to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); or

(9) Modify any of the provisions of this Section, Section 513 or Section 1008, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; provided, however, that this Clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and Section 1008, or the deletion of this proviso, in accordance with the requirements of Sections 611 and 901(7).”

ARTICLE NINE

MISCELLANEOUS

Section 9.1. Execution as Supplemental Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Second Supplemental Indenture forms a part thereof.

Section 9.2. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Base Indenture, which is required to be included in this Second Supplemental Indenture, or in the Base Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 9.3. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.4. Successors and Assigns. All covenants and agreements by the Company and the Trustee in this Second Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 9.5. Separability Clause. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.6. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 9.7. Execution and Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9.8. Governing Law. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

CME GROUP INC.

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Managing Director and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Grace A. Gorka
Name:	Grace A. Gorka
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF SECURITY]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[Insert any legend required by the Internal Revenue Code and the regulations thereunder.]

CME Group Inc.

Floating Rate Notes due 2010

No.	$

CUSIP No.

CME Group Inc., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of              Dollars on August 6, 2010, and to pay interest thereon from August 12, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on February 6, May 6, August 6 and November 6 in each year, commencing November 6, 2008, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate then borne by this Security (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

This Security shall bear interest for each Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by applicable law. For the first Interest Period, commencing on August 12, 2008 and ending on November 5, 2008, the per annum interest rate borne by this Security shall be 3.45375%. The per annum rate at which interest on this Security shall be payable for each

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subsequent quarterly Interest Period shall be equal to Three-Month LIBOR, as determined on the Interest Determination Date for such Interest Period, plus 65 basis points. Promptly upon determination of the interest rate, the Calculation Agent shall inform the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the interest rate for the next Interest Period. Absent manifest error, all determinations made by the Calculation Agent for purposes of calculating the rate of interest shall be conclusive and binding on the Holders, the Trustee and the Company. Upon request from any Holder, the Calculation Agent shall provide notice of the interest rate in effect on this Security for the current Interest Period and, if it has been determined, the interest rate to be in effect for the next Interest Period. Interest on this Security shall be calculated on the basis of the actual number of days in an Interest Period and a 360-day year. Dollar amounts due to each Holder resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

An “Interest Period” shall be the period commencing on and including an Interest Payment Date and ending on and including the day preceding the next following Interest Payment Date; provided that the first Interest Period shall be the period commencing on and including the Issue Date and ending on and including the day preceding the first Interest Payment Date.

“Calculation Agent” means U.S. Bank National Association, or any other Person appointed by the Company, acting as calculation agent.

“Three-Month LIBOR” means, with respect to any Interest Determination Date, the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1.0 million that is representative of single transactions in U.S. Dollars in the market at that time, as such rate appears on Reuters Page LIBOR01 at approximately 11:00 a.m., London time, on such Interest Determination Date. If no offered rate appears on Reuters Page LIBOR01 on the Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Company) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1.0 million are offered by them to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions in U.S. Dollars in the market at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average of the quotations provided. If less than two quotations are provided under the preceding sentence, the Calculation Agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Interest Period in an amount of at least $1.0 million that is representative of single transactions in U.S. Dollars in the market at that time. If three quotations are provided, Three-Month LIBOR will be the arithmetic average of the quotations provided. If less than three quotations are provided under the preceding sentence, the interest rate for the next Interest Period will be set equal to the interest rate of the then-current Interest Period.

The “Interest Determination Date” with respect to any Interest Period shall be the second London Banking Day immediately preceding the first day of such Interest Period.

“Reuters Page LIBOR01” means the display designated as Page LIBOR01 on the Reuters service (or such other page as may replace Page LIBOR01 on the Reuters service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

A “London Banking Day” is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

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If any Interest Payment Date, Repurchase Date, Stated Maturity or Maturity is not a Business Day, then payment of principal, premium, if any, or interest, as applicable, shall be made on the next succeeding Business Day (except that if such Business Day is in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day) with the same force and effect as if made on such Interest Payment Date, Repurchase Date, Stated Maturity or Maturity. No interest shall accrue on the amount so payable for the period from the relevant Interest Payment Date, Repurchase Date, Stated Maturity or Maturity to the date on which the payment is made.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CME GROUP INC.

By:
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of August 12, 2008 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of August 12, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $300,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount.

The Securities of this series are not subject to redemption prior to Stated Maturity.

This Security will not be subject to any sinking fund.

The provisions contained in the Base Indenture for the defeasance of the entire indebtedness or of certain restrictive covenants and Events of Default do not apply to this Security.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of, and premium, if any, plus accrued and unpaid interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the

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office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and all the obligations of the Company hereunder are direct, senior unsecured and unsubordinated obligations of the Company and rank pari passu with all other senior unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

THE SECURITIES OF THIS SERIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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